As filed with the Securities and Exchange Commission on August 6, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VANDA PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	03-0491827
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2200 Pennsylvania Avenue NW, Suite 300 E

Washington D.C. 20037

(202) 734-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mihael H. Polymeropoulos, M.D.

President and Chief Executive Officer

2200 Pennsylvania Avenue NW, Suite 300 E

Washington D.C. 20037

(202) 734-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Griner, Esq.

Keith J. Scherer, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

850 Winter Street

Waltham, MA 02451

(781) 890-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☒ 333-171963

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer		☒	Accelerated filer

☐	Non-accelerated filer	(Do not check if a smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, $0.001 par value (2)	$10,000,000	$1,364.00

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933. This registration statement registers an indeterminate number of shares of common stock that the Registrant may sell from time to time. The aggregate offering price for all the shares of common stock that the Registrant may sell from time to time pursuant to this registration statement will not exceed $10,000,000.
(2)	Includes rights to purchase shares of the registrant’s Series A Junior Participating Preferred Stock pursuant to the Rights Agreement dated September 25, 2008, as amended. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common stock.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV of Form S-3. This Registration Statement relates to the shelf registration statement on Form S-3 (File Number 333-171963) (the “Prior Registration Statement”) declared effective on February 11, 2011 by the Commission, and is being filed for the purpose of registering up to $10,000,000 additional aggregate dollar amount of shares of the Registrant’s common stock, in one or more offerings, in amounts, at prices and on terms that the Registrant will determine at the time of the offering and which will be set forth in a prospectus supplement, which may also add, update or change information contained in this prospectus. The Registrant hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Prior Registration Statement, including each of the documents filed by the Registrant with the Commission and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 6th day of August 2013.

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos, M.D.
Mihael H. Polymeropoulos, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mihael H. Polymeropoulos, M.D.	Chief Executive Officer and Director	August 6, 2013
Mihael H. Polymeropoulos, M.D.	(Principal Executive Officer)

/s/ James P. Kelly	Senior Vice President, Chief Financial Officer, Secretary and Treasurer	August 6, 2013
James P. Kelly	(Principal Financial Officer)

*	Director	August 6, 2013
Howard Pien

Director
Michael Cola

*	Director	August 6, 2013
Richard W. Dugan

*	Director	August 6, 2013
Steven K. Galson, M.D.

*	Director	August 6, 2013
Vincent J. Milano

*	Director	August 6, 2013
H. Thomas Watkins

*By:	/s/ James P. Kelly
James P. Kelly
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Reference is made to Exhibit 5.1.

24.1†	Power of Attorney. Incorporated by reference to Vanda Pharmaceuticals Inc.’s Registration Statement on Form S-3 (Reg. No. 333-171963).

†	Previously filed.